CONSENT OF REGISTERED INDEPENDENT ACCOUNTING FIRM
Pizza Inn, Inc. 401(k) Savings Plan
The Colony, Texas
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-56590) of our report dated June 25, 2007 relating to the financial statements and schedules of the Pizza Inn, Inc. 401(k) Savings Plan appearing on this Form 11-K for the year ended December 31, 2006.
/s/ BDO Seidman, LLP
Dallas, Texas
June 28, 2007